Immediate Release
Contact: Ken Lamb: (248) 754-0884

BORGWARNER POSTS STRONG FOURTH QUARTER EARNINGS OF $0.45 PER DILUTED SHARE

PROVIDES 2010 EARNINGS GUIDANCE OF $1.40 TO $1.70 PER DILUTED SHARE

Auburn Hills, Michigan, February 11, 2010 – BorgWarner Inc. (NYSE:  BWA) today reported fourth quarter U.S. GAAP earnings of $0.45 per diluted share compared with a net loss of $(0.70) per diluted share a year ago on strong sales growth of 28.6%. Positive free cash flow of $79.9 million in the quarter further strengthened the balance sheet.

Fourth Quarter Highlights:
•	Sales were $1,198.3 million, up 28.6% from fourth quarter 2008.
•	U.S. GAAP earnings were $0.45 per diluted share. For comparison with other periods, fourth quarter 2009 earnings were $0.42 per diluted share excluding non-recurring items.
•	Operating income was $67.3 million, or 5.6% of sales.
•	Net cash provided by operating activities was $124.7 million.
•	Positive free cash flow (net cash provided by operating activities less capital expenditures, including tooling outlays) of $79.9 million.
•	Net debt to capital ratio improved to 17.9%.

Full Year Highlights:
•	Sales were $3,961.8 million, down 24.7% from 2008.
•	U.S. GAAP earnings were $0.23 per diluted share. For comparison with other years, full year 2009 earnings were $0.40 per diluted share excluding non-recurring items.
•	Net cash provided by operating activities was $351.0 million.

Fourth Quarter Performance:  “Strong sales growth combined with our lean cost structure drove fourth quarter results,” said Timothy Manganello, Chairman and CEO of BorgWarner.  “We were able to control costs as volumes improved in our base business.  As a result, our operating margin improved substantially to 5.6% in fourth quarter 2009 from 0.5% in fourth quarter 2008, excluding non-recurring items. Furthermore, our earnings performance of $0.42 per diluted share, excluding non-recurring items, in fourth quarter 2009 was a significant improvement from the same period a year ago.”
“We ended the year with a net debt to capital ratio of 17.9% compared with 24.9% at the end of 2008. This balance sheet strengthening is a remarkable accomplishment considering the difficult environment last year.”

2010 Outlook:  Today, the company provided sales and earnings guidance for 2010.  Sales are expected to grow 15% to 19% in 2010 compared with 2009, while full year earnings are expected to be within a range of $1.40 to $1.70 per diluted share.
“We are optimistic about 2010, but also cautious as we contemplate the range of possible outcomes around the world,” Manganello said. “The recovery that we have seen in North America over the last two quarters is the foundation of our optimism. Based on a number of indicators, we expect production rates reached in the second half of 2009 in North America to extend into 2010. Furthermore, we believe that there may be potential upside to that scenario. We are also excited about our Asian businesses where higher production levels and new program launches in China, India, Korea and Japan are expected to drive growth for our company.”

–more –

“Our caution for 2010 is primarily related to Europe where visibility has improved from a year ago but is still limited due to uncertainty surrounding consumer demand, the impact of expiring government-sponsored incentive programs and other market dynamics.”

Financial Results:  Sales were $1,198.3 million in fourth quarter 2009, up 28.6% from $931.5 million in fourth quarter 2008.  Net earnings in the quarter were $52.7 million, or $0.45 per diluted share, compared with a net loss of $(81.4) million, or $(0.70) per diluted share in fourth quarter 2008. Fourth quarter 2009 included non-recurring items of $0.03 per diluted share. Fourth quarter 2008 included net non-recurring items of $(0.70) per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results, and the most directly comparable U.S. GAAP measures.  The impact of foreign currencies in fourth quarter 2009, primarily the Euro, increased sales by $62.5 million, while the impact on net earnings was negligible.
Full-year 2009 sales were $3,961.8 million, down 24.7% from sales of $5,263.9 million in 2008.  Full-year 2009 net earnings were $27.0 million, or $0.23 per diluted share, compared with a net loss of $(35.6) million, or $(0.31) per diluted share in 2008. Full-year 2009 net earnings included net non-recurring items of $(0.17) per diluted share while full-year 2008 included net non-recurring items of $(2.38) per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results, and the most directly comparable U.S. GAAP measures.  The impact of foreign currencies in full-year 2009, primarily the Euro, lowered sales by $(169.2) million and lowered net earnings by $(3.5) million or $(0.03) per diluted share.

The following table reconciles the company's non-U.S. GAAP measures included in the press release, which are provided for comparison with other results, and the most directly comparable U.S. GAAP measures:
Net earnings or (loss) per diluted share	Fourth Quarter		Full Year
	2009	2008	2009	2008

Non – U.S. GAAP	$0.42	$0.00	$0.40	$2.07

Reconciliations:
Restructuring activities		(0.56)	(0.29)	(0.72)
Goodwill impairment charge		(0.09)		(1.35)
Tax valuation allowance	0.03		0.03	(0.12)
Tax rate adjustment		0.09		0.02
BERU purchase accounting				(0.04)
Interest rate derivative agreements			(0.03)
Topic 805, Business Combinations, adoption			(0.03)
Change in retiree obligations related to Muncie closure			0.15	(0.03)
Warranty charge		(0.14)		(0.14)

U.S. GAAP	$0.45	$(0.70)	$0.23	$(0.31)

–more –

Net cash provided by operating activities was $351.0 million in 2009 compared with $400.8 million in 2008.  Investments in capital expenditures, including tooling outlays, totaled $172.0 million in 2009, compared with $369.7 million in 2008.  Balance sheet debt increased by $62.0 million at the end of 2009 compared with the end of 2008 primarily due to the net impact of the issuance of $373.8 million in convertible senior notes, the retirement of $136.7 million in senior notes and payments related to other short term debt obligations. Cash on hand increased by $254.0 million during the year. The ratio of balance sheet debt net of cash to capital was 17.9% at the end of 2009 compared with 24.9% at the end of 2008.

Engine Group Results:  Engine segment net sales were $853.0 million in fourth quarter 2009, up 25.4% from $680.3 million in the prior year’s quarter as demand for turbochargers and engine timing systems outpaced global production volume growth.  Excluding the impact of currency, sales were up approximately 18%.  Segment earnings before interest and income taxes were $83.3 million.
For the full year, 2009 sales were $2,883.2 million, down 25.3% from $3,861.5 million in the prior year. Excluding the impact of currency, sales were down approximately 22%. Segment earnings before interest and income taxes were $219.8 million.

Drivetrain Group Results:  Drivetrain segment net sales were $349.7 million in fourth quarter 2009, up 37.1% from $255.0 million in the prior year’s quarter.  Excluding the impact of currency, sales were up approximately 33%.  Sharply higher sales of transmission components and torque management devices in Europe, Asia and the U.S. boosted results. Segment earnings before interest and income taxes were $20.5 million.
For the full year, 2009 sales were $1,093.5 million, down 23.3% from $1,426.4 million in the prior year. Excluding the impact of currency, sales were down approximately 20%. Segment loss before interest and income taxes was $(13.5) million.

Recent Highlights:  The following announcements were made during the last three months:

•
Ford selected BorgWarner's leading gasoline turbocharger technology for Ford's new four-cylinder EcoBoost engine, scheduled to make its global debut early in 2010. The direct-injected 1.6-liter and 2.0-liter gasoline engines combine turbocharging and fuel injection technology to deliver greater fuel economy. As previously announced, BorgWarner will also supply turbochargers for rear-wheel drive trucks featuring Ford's 3.5-liter V6 EcoBoost engine. Ford expects up to 90% of its nameplates sold in North America will be available with downsized direct-injected turbocharged gasoline engines by 2013.

•
The company announced that it expected $1.8 billion of net new business for 2010 through 2012, driving a growth rate that exceeds the overall auto industry. Increasing demand for the company's efficient and environmentally friendly technologies, such as gasoline and diesel turbochargers and dual-clutch transmissions, has validated BorgWarner's strategic focus on advanced technologies that reduce emissions, increase fuel economy and improve performance. Over the three-year period, BorgWarner expects to launch 80% of its new programs in Asia and Europe.

–more –

•
The company supplies turbochargers for the Opel 1.6-liter compressed natural gas (CNG) engine as well as the VW 1.4-liter TSI EcoFuel engine, the world's first direct-injection turbocharged engine modified for CNG operation. Both engines achieve 150 horsepower with significant fuel economy and lower emissions.

•
BorgWarner will supply its advanced engine and drivetrain technologies for the Hyundai Tucson and ix35, including: chain timing systems for the 2.0- and 2.4-liter gasoline engines; collated friction packs and roller one-way clutch assemblies for the new generation six-speed automatic transmission; and glow plugs for the 2.0-liter diesel engine.

•
BorgWarner was selected by Chrysler Group LLC to supply its patented Torque-On-Demand® (TOD®) and Part-Time transfer cases on all four-wheel drive Ram trucks. This includes all four-wheel drive RAM 1500 and 2500/3500 pickups.

At 9:30 a.m. ET today, a brief conference call concerning fourth quarter and full year results will be webcast at: http://www.borgwarner.com/invest/webcasts.shtml.
Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide.  The FORTUNE 500 company operates manufacturing and technical facilities in 59 locations in 18 countries.  Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. The Internet address for BorgWarner is: http://www.borgwarner.com.
# # #
Financial Tables Follow
Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “outlook”, "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements.  Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K.  We do not undertake any obligation to update any forward-looking statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions of dollars, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net sales	$1,198.3	$931.5	$3,961.8	$5,263.9
Cost of sales	985.1	857.6	3,401.0	4,425.4
Gross profit	213.2	73.9	560.8	838.5

Selling, general and administrative expenses	144.4	92.5	459.8	542.9
Restructuring expense	-	102.5	50.3	127.5
Goodwill impairment charge	-	10.0	-	156.8
Other (income) expense	1.5	1.2	(0.1)	4.0
Operating income (loss)	67.3	(132.3)	50.8	7.3

Equity in affiliates' earnings, net of tax	(10.3)	(8.2)	(21.8)	(38.4)
Interest income	(0.8)	(0.7)	(2.5)	(7.1)
Interest expense and finance charges	16.1	10.3	57.2	38.8
Earnings (loss) before income taxes and noncontrolling interest	62.3	(133.7)	17.9	14.0

Provision (benefit) for income taxes	5.7	(54.4)	(18.5)	33.3
Net earnings (loss)	56.6	(79.3)	36.4	(19.3)

Net earnings attributable to the noncontrolling interest, net of tax	3.9	2.1	9.4	16.3
Net earnings (loss) attributable to BorgWarner Inc.	$52.7	$(81.4)	$27.0	$(35.6)

Earnings (loss) per share - diluted	$0.45	$(0.70)	$0.23	$(0.31)

Weighted average shares outstanding (millions) -
Diluted	117.6	115.6	116.9	116.0

Supplemental Information (Unaudited)
(millions of dollars)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Capital expenditures, including tooling outlays	$44.8	$104.1	$172.0	$369.7

Depreciation and amortization:
Fixed assets and tooling	$61.7	$57.4	$234.6	$259.7
Other	7.2	6.0	26.3	27.1
	$68.9	$63.4	$260.9	$286.8

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Engine	$853.0	$680.3	$2,883.2	$3,861.5

Drivetrain	349.7	255.0	1,093.5	1,426.4

Inter-segment eliminations	(4.4)	(3.8)	(14.9)	(24.0)

Net Sales	$1,198.3	$931.5	$3,961.8	$5,263.9

Segment Earnings (Loss) Before Interest and Income Taxes (Unaudited)
(millions of dollars)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Engine	$83.3	$36.5	$219.8	$394.9

Drivetrain	20.5	(42.1)	(13.5)	(4.9)

Segment earnings before interest and income taxes
("Segment EBIT")	103.8	(5.6)	206.3	390.0

Muncie closure retiree obligation net gain	-	-	27.9	-

Corporate, including equity in affiliates' earnings
and stock-based compensation	(26.2)	(6.0)	(111.3)	(60.0)

Consolidated earnings before interest and taxes ("EBIT")	77.6	(11.6)	122.9	330.0

Restructuring expense	-	102.5	50.3	127.5

Goodwill impairment charge	-	10.0	-	156.8

Interest income	(0.8)	(0.7)	(2.5)	(7.1)

Interest expense and finance charges	16.1	10.3	57.2	38.8

Earnings (loss) before income taxes and noncontrolling interest	62.3	(133.7)	17.9	14.0

Provision (benefit) for income taxes	5.7	(54.4)	(18.5)	33.3

Net earnings (loss)	56.6	(79.3)	36.4	(19.3)

Net earnings attributable to the noncontrolling interest, net of tax	3.9	2.1	9.4	16.3

Net earnings (loss) attributable to BorgWarner Inc.	$52.7	$(81.4)	$27.0	$(35.6)

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	December 31, 2009	December 31, 2008

Assets

Cash	$357.4	$103.4
Receivables, net	732.0	607.1
Inventories, net	314.3	451.2
Other current assets	148.1	146.5
Total current assets	1,551.8	1,308.2

Property, plant and equipment, net	1,490.3	1,586.2
Other non-current assets	1,769.3	1,749.6
Total assets	$4,811.4	$4,644.0

Liabilities and Stockholders' Equity

Notes payable	$69.1	$183.8
Current portion of long-term debt	-	136.9
Accounts payable and accrued expenses	977.1	923.0
Income taxes payable	-	6.3
Total current liabilities	1,046.2	1,250.0

Long-term debt	773.2	459.6
Other non-current liabilities	769.3	896.9

Total BorgWarner Inc. stockholders' equity	2,185.3	2,006.0
Noncontrolling interest	37.4	31.5
Total stockholders' equity	2,222.7	2,037.5

Total liabilities and stockholders' equity	$4,811.4	$4,644.0

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Twelve Months Ended
	December 31,
	2009	2008

Operating
Net earnings (loss)	$36.4	$(19.3)
Non-cash charges (credits) to operations:
Depreciation and tooling amortization	260.9	286.8
Convertible bond premium amortization	12.7	-
Restructuring expense, net of cash paid	38.4	115.9
Goodwill impairment charge	-	156.8
Deferred income tax benefit	(57.7)	(78.3)
Other non-cash items	43.3	33.2
Net earnings (loss) adjusted for non-cash charges to operations	334.0	495.1
Changes in assets and liabilities	17.0	(94.3)
Net cash provided by operating activities	351.0	400.8

Investing
Capital expenditures, including tooling outlays	(172.0)	(369.7)
Net proceeds from asset disposals	23.1	5.7
Payments for business acquired	(7.5)	-
Net proceeds from sale of business	1.6	5.5
Proceeds from sales of marketable securities	-	14.6
Net cash used in investing activities	(154.8)	(343.9)

Financing
Net change in notes payable	(114.7)	114.8
Net change in long-term debt	217.1	(7.3)
Payments for noncontrolling interest acquired	(48.5)	(141.2)
Payment for purchase of bond hedge, net of proceeds from warrant issuance	(25.2)	-
Payment for purchase of treasury stock	-	(55.9)
Proceeds from interest rate swap termination	30.0	-
Proceeds from stock options exercised, including the tax benefit	8.7	17.1
Dividends paid to BorgWarner stockholders	(13.8)	(51.1)
Dividends paid to noncontrolling stockholders	(8.8)	(12.5)
Net cash provided by (used in) financing activities	44.8	(136.1)

Effect of exchange rate changes on cash	13.0	(5.9)

Net increase (decrease) in cash	254.0	(85.1)

Cash at beginning of year	103.4	188.5
Cash at end of year	$357.4	$103.4